Booz Allen Appoints Mac Thornberry to Board of Directors National security expert brings valuable insight March 4, 2024 McLean, VA - Booz Allen Hamilton Holding Corporation (NYSE: BAH), the parent company of consulting firm Booz Allen Hamilton Inc., announced today that it has appointed William McClellan “Mac” Thornberry to the Board of Directors, eQective April 1, 2024. Thornberry represented the 13th district of Texas in the U.S. House of Representatives from January 1995 until January 2021. He served on the House Armed Services Committee throughout his time in Congress, including four years as Chairman (January 2015 to January 2019) and two years as Ranking Member (January 2019 to January 2021). He also served on the House Intelligence Committee for 14 years. During his Congressional tenure, Thornberry successfully championed a range of reforms to accelerate the delivery of technology to the warfighter and enhance innovation within the Department of Defense. He also led in creating the Dept. of Energy’s National Nuclear Security Administration to improve management of the nation’s nuclear weapons complex, establishing the U.S. Dept. of Homeland Security, preparing the military to defend the nation in new domains of warfare such as space and cyber, and improving oversight of sensitive military and cyber operations. Earlier, he served as deputy assistant Secretary of State for Legislative AQairs under President Ronald Reagan, worked as a staQer on Capitol Hill, and practiced law in Amarillo, Texas. Thornberry brings distinguished expertise in national security, policymaking, and defense technology to Booz Allen. He is also a dedicated supporter of U.S. servicemen and servicewomen, veterans, and military families. He will serve on the board’s Nominating and Corporate Governance Committee and Compensation, Culture and People Committee. “As the pace of change accelerates, Mac’s strategic thinking, innovation mindset, and deep knowledge of foreign and domestic national security issues will bring valuable insight to Booz Allen,” said Dr. Ralph W. Shrader, chairman of the board. “He joins a strong and collaborative board dedicated to the success of the company’s clients, business, employees, and stockholders.” Thornberry earned a bachelor’s degree in history from Texas Tech University and received his law degree from the University of Texas. He currently serves as chair of the board of directors of CAE USA and as a member of the board of directors of Fortinet Federal, Inc. About Booz Allen Hamilton Trusted to transform missions with the power of tomorrow’s technologies, Booz Allen Hamilton advances the nation’s most critical civil, defense, and national security priorities. We lead, invest, and invent where it’s needed most—at the forefront of complex missions, using innovation to define the future. We combine our in- depth expertise in AI and cybersecurity with leading-edge technology and engineering practices to deliver impactful solutions. Combining more than 100 years of strategic consulting expertise with the perspectives of diverse talent, we ensure results by integrating technology with an enduring focus on our clients. We’re first to the future—moving missions forward to realize our purpose: Empower People to Change the World®. With global headquarters in McLean, Virginia, our firm employs approximately 33,800 people globally as of December 31, 2023, and had revenue of $9.3 billion for the 12 months ended March 31, 2023. To learn more, visit www.boozallen.com. (NYSE: BAH) Contacts Media Relations: Jessica Klenk, Klenk_Jessica@bah.com Investor Relations: Nathan P. Rutledge, Rutledge_Nathan@bah.com